Exhibit 4.2

Fifth Supplemental Indenture

8 1/4 % Notes due 2008

Dated as of December 8, 2003

This is a Fifth Supplemental Indenture (this “Supplemental Indenture”) by and among Saks Incorporated, a Tennessee corporation (the “Company”), the Company’s subsidiaries appearing on the signature pages hereto, as Guarantors (the “Guarantors”), and J.P. Morgan Trust Company, National Association, successor in interest to Bank One Trust Company, National Association, as Trustee (the “Trustee”). All capitalized terms herein but not defined shall have the meanings ascribed to them by the Indenture (as defined below).

Preliminary Statements

A. In accordance with Section 9.02 of the Indenture dated as of November 9, 1998 (as amended, modified and supplemented, the “Indenture”), by and among the Company, the Guarantors and the Trustee, relating to the Company’s 8 1/4% Notes due 2008 (the “Notes”), the Trustee, the Company, the Guarantors and Holders of a majority in aggregate principal amount of the Outstanding Notes have agreed to amend the Indenture as of the date hereof.

B. All things necessary to make this Supplemental Indenture a valid supplement to the Indenture according to its terms have been done.

Amendments to Indenture

The parties to this Supplemental Indenture agree as follows:

Section 10.16 of the Indenture is hereby deleted in its entirety and the following new Section 10.16 shall be substituted in lieu thereof:

“Section 10.16 Exempted Debts.

Notwithstanding the restrictions in this Indenture contained in Sections 10.11 and 10.13, the Company or its Subsidiaries may, in addition to amounts permitted under such restrictions, issue, assume or guarantee Indebtedness secured by Liens, or enter into Sale and Leaseback Transactions; provided, however, that, after giving effect thereto, the aggregate outstanding amount of all such Indebtedness secured by Liens plus Attributable Debt resulting from such Sale and Leaseback Transactions (collectively, the “Exempted Debt”) does not exceed 17.5% of Consolidated Net Tangible Assets at the time such Lien is granted or at the time such Sale and Leaseback Transaction is entered into.”

[signatures on following pages]

SAKS INCORPORATED

By:	/s/ C. Wes Burton, Jr.
C. Wes Burton, Jr.
Vice President and Treasurer

Attest:	/s/ Charles J. Hansen
Charles J. Hansen
Executive Vice President and Assistant Secretary

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION

By:	/s/ Benita A. Pointer
Title: Assistant Vice President

Attest:	/s/ Janice Alt Potunno
Title: Vice President

[signatures continued on following page]

GUARANTORS

Parisian, Inc.
McRae’s, Inc.
McRae’s Stores Partnership
By: McRae’s, Inc., Managing General Partner
McRae’s of Alabama, Inc.
New York City Saks, LLC
Saks Fifth Avenue, Inc.
Saks Fifth Avenue of Texas, Inc.
Saks Fifth Avenue Texas, L.P.
Saks Direct, Inc.
Saks Fifth Avenue Distribution Company
Herberger’s Department Stores, LLC
Carson Pirie Holdings, Inc.
Saks Distribution Centers, Inc.
Saks Holdings, Inc.
McRae’s Stores Services, Inc.
Jackson Leasing, LLC
McRIL, LLC
SCIL, LLC
SCIL Store Holdings, Inc.
SFAILA, LLC
SCCA Store Holdings, Inc.
PMIN General Partnership
By: Parisian, Inc., Managing Partner

By:	/a/ Charles J. Hansen
Charles J. Hansen
Executive Vice President and Secretary

Attest:	/s/ George W. Carlis
George W. Carlis
Assistant Secretary

[signatures continued on following page]

Merchandise Credit, LLC
Saks & Company

By:	/s/ Charles J. Hansen
Charles J. Hansen
Senior Vice President and Secretary

Attest:	/s/ George W. Carlis
George W. Carlis
Assistant Secretary

[signatures continued on following page]

SCCA, LLC

By:	/s/ Charles J. Hansen
Charles J. Hansen
President and Assistant Secretary

Attest:	/s/ Scott A. Honnold
Scott A. Honnold
Vice President and Assistant Secretary